May 10, 1996





Structural Dynamics Research Corporation
2000 Eastman Drive
Milford, Ohio 45150

Dear Sirs:

   This opinion is rendered for use in connection with that certain Registration Statement on Form S-4, under the Securities Act of 1933, Securities and Exchange Commission File No. 333-907 (the "Registration Statement") filed by Structural Dynamics Research Corporation ("SDRC") with the Securities and Exchange Commission pursuant to which up to 2,000,0000 shares of SDRC's Common Stock are to be registered for purposes of the proposed merger of CAMAX Technologies, Inc. into SDRC Systems, Inc., a wholly-owned subsidiary of SDRC. As counsel for SDRC, we have been requested to render our opinion with respect to certain tax matters and consequences of the merger transaction described in the Registration Statement. All capitalized terms used herein which are not defined shall have the meanings ascribed to them in the Registration Statement.

   We hereby consent to the filing of this opinion as Exhibit 8 and
23.6 to the Registration Statement and the reference to our name in the Registration Statement.

   We have reviewed the terms of the proposed transaction as set forth in the Merger Agreement and described in the Registration Statement and expect, in connection with the closing of the proposed transaction, to receive certain representations (the "Representations") from certain executive officers of SDRC and CAMAX and certain CAMAX shareholders, relating to various factual matters relevant to the opinions expressed herein.

   We have not independently verified the factual matters set forth in the Representations. This opinion is accordingly subject to our actual receipt of the Representations. Our opinion is further based on our analysis of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service Rulings, and judicial decisions interpreting the Code as in effect on the date hereof, all of which are subject to change, prospectively or retroactively.

Based upon and subject to the foregoing, our opinion is as follows:

   1. The merger of CAMAX with and into Acquisition Corp. will constitute a reorganization within the meaning of Sections
368(a)(1)(A) and 368(a)(2)(D) of the Code and, for purposes thereof, SDRC, SDRC Systems, Inc. and CAMAX each will qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code;

   2. No gain or loss will be recognized by SDRC, Acquisition Corp. or CAMAX as a consequence of the Merger;

   3. No gain or loss will be recognized by a shareholder of CAMAX upon the exchange of shares of CAMAX Common Stock for shares of SDRC Common Stock pursuant to the Merger, except that gain or loss will be recognized by a CAMAX shareholder upon receipt of cash in lieu of a fractional share of SDRC Common Stock.

4. The federal income tax basis of the SDRC Common Stock to be received by CAMAX shareholders who exchange their shares of CAMAX Common Stock solely for shares of SDRC Common Stock (disregarding for this purpose any cash received for fractional share interests to which they may be entitled) will be, in each instance, the same as the federal income tax basis of the CAMAX Common Stock surrendered in exchange therefor;

5. The holding period of the SDRC Common Stock received by a CAMAX shareholder will include, in each case, the period during which the CAMAX Common Stock surrendered in exchange therefor was held, provided that the CAMAX Common Stock was held as a capital asset by such shareholder on the date of the exchange; and

6. Holders of CAMAX Common Stock who receive cash in lieu of fractional shares of SDRC Common Stock will be treated as having received such fractional share of SDRC Common Stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code.

   7. Any cash payment received by a dissenting holder of CAMAX Common Stock who has perfected dissenters' rights in exchange for such shareholder's shares will be treated as having been received as a distribution in redemption of such shareholder's shares, subject to the provisions of Section 302 of the Code.

Our opinion is limited to the matters expressly addressed above. No opinion is given or should be inferred as to any other issue.

Very truly yours,

DINSMORE & SHOHL



By: /s/ J. Michael Cooney
     J. Michael Cooney